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                            STERLING COMMERCE, INC.                   EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
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                                              THREE MONTHS           SIX MONTHS
                                          ENDED MARCH 31, 1996  ENDED MARCH 31, 1996
                                          --------------------  --------------------
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Primary:
Average shares outstanding..............          73,734                73,466
Net effect of dilutive stock
 options-based on the treasury stock
 method using average market price......           1,250                   621
                                                 -------               -------
Total...................................          74,984                74,087
                                                 =======               =======
Net income..............................         $13,235               $25,524
                                                 =======               =======
Per share amount........................         $   .18               $   .34
                                                 =======               =======
Fully diluted:
Average shares outstanding..............          73,734                73,466
Net effect of dilutive stock
 options-based on the treasury stock
 method using quarter-end market price..           1,389                   691
                                                 -------               -------
Total...................................          75,123                74,157
                                                 =======               =======
Net income..............................         $13,235               $25,524
                                                 =======               =======
Per share amount........................         $   .18               $   .34
                                                 =======               =======
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